Exhibit 99.1
News Release

A.P. PHARMA REPORTS SECOND QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. (August 1, 2007) – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported financial results for its second quarter ended June 30, 2007.

Highlights

Financial:

•	$40 million equity financing ($37.5 million net of expenses) successfully completed
•	Sufficient capital to complete APF530 clinical trial and initiate new clinical programs
•	New shareholders include premier healthcare investors
•	Financing preceded by 1:4 reverse stock split
•	$2.5 million milestone payment received
•	Cash, cash equivalents and marketable securities $45.1 million as of June 30, 2007
•	NASDAQ confirms Company in compliance with the Global Market continued listing requirements

APF530:

•	Patient enrollment at active sites continues at a steady rate
•	New U.S. and international clinical sites being established to replace non-productive sites
•	Target continues to be filing NDA in late 2008

Results of Operations

Our net loss for the second quarter was significantly reduced this quarter to $1.8 million, or $0.19 per share, compared with a $4.6 million net loss, or $0.72 per share, for the second quarter of 2006. Our loss was lower largely as a result of receipt of a $2.5 million milestone payment related to the sale of our rights to receive royalties from two former products, Retin-A Micro® and Carac®.

Total operating expense in the second quarter of 2007 was reduced to $4.6 million, compared with $4.8 million in the second quarter of 2006, despite a more active clinical program. The improvement was the result of aggressive cost-containment measures enacted pending the planned refinancing program. Research and development costs for the quarter declined 2% to $3.8 million, compared with $3.9 million in the second quarter of 2006. General and administrative costs declined 7% to $0.9 million. The operating loss for the second quarter of 2007 of $4.5 million was further reduced by the recognition of contract revenues following the initiation of a new development program utilizing our proprietary Biochronomer™ technology with a major animal healthcare company.

Operations Update

On June 19, 2007, we completed a public offering of 24,393,939 shares, which included 3,181,818 shares sold pursuant to the full exercise of an over-allotment option granted to the underwriters. The offering was preceded by a 1:4 reverse common stock split implemented in late May. Net proceeds received by the Company were approximately $37.5 million. With these funds, we are now able to focus on the key elements of our strategy, namely:

•	Maximize the value of our lead product, APF530, by completing the current Phase 3 clinical trial and pursuing partnering with successful trial results
•	Initiate, develop and undertake additional clinical trials for other product candidates
•	Expand our product pipeline by leveraging our existing technology
•	Enter into strategic partnerships and collaborations for future product development programs

Currently, APF530 is in a pivotal Phase 3 clinical trial and patient enrollment in the active U.S. sites continues at a steady rate. As we replace non-productive clinical sites we plan to include a certain number of international sites in addition to new U.S. sites. We expect to complete patient enrollment in our APF530 trial in the first half of 2008 and to announce results of that trial in the third quarter of 2008.  We expect to file our new drug application (NDA) for approval of APF530 in the fourth quarter of 2008.

Additionally, with our new cash resources we are now in a position to re-activate and expand our product development programs, namely for APF112 and APF580. APF112 is targeted to provide extended post-surgical pain relief; we intend to complete additional preclinical work in 2007 followed by the initiation of a Phase 2b trial in the first half of 2008. APF580, incorporating an opiate, is designed to provide analgesia lasting up to seven days via a single injection. We plan to initiate and complete a Phase 1 study in the first half of 2008 and initiate a Phase 2 study by the end of the year.

About APF530

Our lead product candidate using our proprietary Biochronomer™ technology is APF530, which contains granisetron, a drug approved for the prevention of chemotherapy-induced nausea and vomiting (CINV).  We selected granisetron because it is a potent drug that blocks a specific receptor found in the gut that is responsible for triggering CINV.  Additionally, the applicable granisetron U.S. patent will expire on December 29, 2007.  APF530 is designed to provide at least five days prevention of CINV.  In September 2005, we completed a Phase 2 human clinical trial of APF530 that achieved all of its primary and secondary endpoints.  In May 2006, we initiated our pivotal Phase 3 clinical trial of AFP530. We believe that this clinical trial will lead to regulatory approval of APF530 for the prevention of acute and delayed onset CINV for patients undergoing both moderately and highly emetogenic, or vomit-inducing, chemotherapy.

Our pivotal Phase 3 clinical trial, initiated in May 2006, is a multi-center, randomized, observer-blind, actively-controlled, double-dummy, parallel group study that will compare the efficacy of APF530 with Aloxi®. The trial will include approximately 1,350 patients, stratified in two groups, one receiving moderately and the other receiving highly emetogenic chemotherapeutic agents. In each group, the patients are randomized to receive in the first chemotherapy treatment cycle either APF530 high dose (10 mg), APF530 low dose (5 mg) or the currently approved dose of Aloxi. In subsequent treatment cycles (up to three additional cycles), the patients are re-randomized to either of the two APF530 doses.

Conference call

Management will host an investment-community conference call today beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss the financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (888) 803-8275 from the U.S. or (706) 634-1287 from outside the U.S.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 10905888.  The call will also be broadcast live on A.P. Pharma’s website, www.appharma.com.  A replay will be available for 30 days.

About A.P. Pharma

We are a specialty pharmaceutical company focused on developing pharmaceutical products using our proprietary Biochronomer polymer-based drug delivery technology. Our product development philosophy is based on incorporating approved therapeutics into our proprietary bioerodible drug delivery technology to create controlled release pharmaceuticals to improve treatments for diseases or conditions. Our lead product candidate, APF530, is currently in a pivotal Phase 3 clinical trial for the prevention of acute and delayed onset chemotherapy-induced nausea and vomiting, or CINV.

Our primary focus is to advance our proprietary Biochronomer technology, consisting of bioerodible polymers designed to release drugs over a defined period. We have completed more than 100 in vivo and in vitro studies demonstrating that our Biochronomer technology is potentially applicable to a range of therapeutic areas, including pain management, prevention of nausea and vomiting, control of inflammation and treatment of ophthalmic diseases. We have also completed comprehensive animal and human toxicology studies that have established that our Biochronomer polymers are safe and well tolerated. Furthermore, our Biochronomer technology can be designed to deliver drugs over periods varying from days to several months.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995.  These forward-looking statements involve risks and uncertainties including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Investor Relations Contacts:	Company Contacts:
Lippert/Heilshorn & Associates	Gregory Turnbull
Don Markley (dmarkley@lhai.com)	President and Chief Executive Officer
(310) 691-7100	(650) 366-2626

Michael O’Connell
Chief Financial Officer and
Chief Operating Officer
(650) 366-2626

(Financial tables follow)

A.P. PHARMA, INC.
Statements of Operations Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Royalties	$0	$0	$0	$0
Contract Revenues	160	0	160	0
Total Revenues	160	0	160	0

Operating Expenses:
Research & Development	3,763	3,856	8,749	7,325
General & Administrative	872	933	1,991	1,865

Total Operating Expenses	4,635	4,789	10,740	9,190

Operating Loss	(4,475)	(4,789)	(10,580)	(9,190)

Interest Income, Net	156	280	304	542

Gain on Sale of Interest in Royalties	2,500	8	2,500	23,429

Other Income (Expense)	3	(15)	3	(5)

Income (Loss) from Continuing Operations	(1,816)	(4,516)	(7,773)	14,776

Income (Loss) from Discontinued Operations	39	(50)	15	(50)

Gain on Disposition of Discontinued Operations	1	16	17	23

Income (Loss) before Income Taxes	(1,776)	(4,550)	(7,741)	14,749

Tax Provision	0	0	(36)	0

Net Income (Loss)	($1,776)	($4,550)	($7,777)	$14,749

Basic Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	($0.19)	($0.72)	($0.98)	$2.34

Net Income (Loss)	($0.19)	($0.72)	($0.98)	$2.34

Diluted Earnings (Loss) Per Common Share:
Income (Loss) from Continuing Operations	($0.19)	($0.72)	($0.98)	$2.33

Net Income (Loss)	($0.19)	($0.72)	($0.98)	$2.32

Shares Used in Calculating Earnings (Loss) Per Share:
Basic	9,591	6,314	7,961	6,308

Diluted	9,591	6,314	7,961	6,345

A.P. PHARMA, INC.
Balance Sheet Highlights
(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)	(1)
Assets

Cash, Cash Equivalents and Marketable Securities	$45,074	$15,522
Accounts Receivable, Net	139	75
Other Current Assets	624	609

Total Current Assets	45,837	16,206

Property and Equipment, Net	800	958
Other Non-Current Assets	75	87
Total Assets	$46,712	$17,251

Liabilities and Stockholders' Equity

Total Liabilities	$4,553	$5,192
Stockholders' Equity	42,159	12,059

Total Liabilities and Stockholders' Equity	$46,712	$17,251

(1) Derived from our audited financial statements for the year ended December 31, 2006 included in the
Company's 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.